TYLER COOPER & ALCORN, LLP
                               COUNSELLORS AT LAW

CityPlace / 35th Floor
Hartford CT 06103-3488
860 725-6200
Telecopier 860 178.3802

                                                           William W. Bouton III
                                                                    860 725.6210

                                 June 26, 1997

First Bank of West Hartford
1013 Farmington Avenue
West Hartford, CT 06107

Re: Plan and Agreement of Reorganization, dated as of February 25,
    1997, by and among New England Community Bancorp, Inc., New England Bank & Trust Company, and First Bank of West Hartford

Ladies and Gentlemen:

     We have acted as counsel for First Bank of West Hartford in connection with the transactions contemplated by the Plan and Agreement of Reorganization, dated as of February 25, 1997 (the "Agreement"), by and among New England Community Bancorp, Inc., New England Bank & Trust Company, and First Bank of West Hartford. This opinion is being delivered to you pursuant to Section 7.03(f) of the Agreement. All capitalized terms used herein and not otherwise defined herein shall have the same meanings assigned to them in the Agreement.

     In preparing this opinion, we have examined the documents indicated below and made such investigations of law as we have considered necessary or proper to render the opinions expressed below. We have assumed (a) the genuineness of all signatures of all persons executing agreements, instruments, or documents examined or relied upon by us, (b) the due execution and delivery, pursuant to due authorization, of all agreements, instruments or documents by parties thereto other than First Bank, (c) the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed to photostatic copies, and (d) the legal capacity of natural persons.

     In connection with this opinion, we have examined the following documents:

     (a) The Agreement and the schedules thereto; and

     (b) The certification addressed to us and to Messrs. Day, Berry & Howard attached hereto as Exhibit A.

     We have assumed the authenticity and accuracy of the certification on which we are relying and have made no independent investigations thereof.

     In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury
Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant.

First Bank of West Hartford
June 26, 1997
Page 2

     Based upon and subject to the foregoing, we are of the opinion that the Reorganization will, under current law, constitute a tax-free reorganization under Section 368(a) of the Code, and the Company, the Bank, and First Bank will each be a party to the Reorganization within the meaning of Section 368(a) of the Code.

     As a tax-free reorganization, the Reorganization will have the following Federal income tax consequences for First Bank shareholders and First Bank:

     1. No gain or loss will be recognized by holders of common stock, par value of $.01 per share of First Bank ("First Bank Common Stock") as a result of the exchange of such shares for shares of Company common stock, with a par value of $.10 per share ("Company Common Stock") pursuant to the Reorganization, except that gain or loss will be recognized on the receipt of cash, if any, received in lieu of fractional shares. Any cash received by a shareholder of First Bank in lieu of a fractional share will be treated as received in exchange for such fractional share and not as a dividend, and any gain or loss recognized as a result of the receipt of such cash will be capital gain or loss equal to the difference between the cash received and the portion of the shareholder's basis in First Bank Common Stock allocable to such fractional share interest.

     2. The aggregate tax basis of the shares of Company Common Stock received by each shareholder of First Bank will equal the aggregate tax basis of such shareholder's shares of First Bank Common Stock (reduced by any amount allocable to fractional share interests for which cash is received) exchanged in the Reorganization.

     3. The holding period for the shares of Company Common Stock receive by each shareholder of First Bank will include the holding period for the shares of First Bank Common Stock of such shareholder exchanged in the Reorganization, provided that such shares are held as capital assets at the Effective Time.

     4. First Bank will not recognize gain or loss as a result of the Reorganization.

     Except as set forth above, we express no opinion as to the tax consequences, whether Federal, state, local or foreign to any party, of the Reorganization or of any transactions related to the Reorganization or contemplated by the Agreement.

     We bring to your attention the fact that our legal opinions are an expression of professional judgment and are not a guarantee of a result.

     The information set forth herein is as of the date hereof. We assume no obligation to advise you of changes which may thereafter be brought to our attention. Our opinion is based on statutory laws, agency rules, regulations and policies and judicial decisions that are effective on the date hereof, and we do not opine with respect to any law, regulation, rule or governmental policy which may be enacted or adopted after the date hereof, not do we assume any responsibility to advise you of future changes in our opinion. The opinion is also based upon the Reorganization occurring in strict compliance with the Agreement and upon the accuracy at all times of the certification attached hereto as Exhibit A.

First Bank of West Hartford
June 26, 1997
Page 3

     In rendering this opinion, we have assumed that you have the power and authority to execute, deliver, and perform all agreements and documents executed by you; that you have duly and validly executed and delivered such agreements and documents; and that such agreements and documents are legally valid and binding on and enforceable against you.

     This opinion is solely for your benefit in connection with the consummation of the Reorganization. This opinion may not be quoted, relied upon or furnished to any other person or entity, including any governmental entity, or be used for any other purpose, without the prior written consent of this firm.

     We hereby consent to the use of this opinion in connection with the registration of the offering and sale of Company Common Stock with the Securities and Exchange Commission under the Securities Act of 1933, and to the reference to us in the Proxy Statement-Prospectus which constitutes a portion of said registration.

                                                Very truly yours,

                                                TYLER COOPER & ALCORN, LLP

                                                By: William W. Bouton III
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                                                        Partner